CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of ClearSign Combustion Corporation of our report dated February 22, 2013 with respect to the audited financial statements of ClearSign Combustion Corporation for the years ended December 31, 2012 and 2011 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Gumbiner Savett Inc.
May 6, 2013
Santa Monica, California